                                                              EXHIBIT 4(a)(viii)


                    FIRST AMENDMENT TO AMENDED AND RESTATED
                   NOTE AGREEMENT DATED AS OF JANUARY 1, 1992


         Reference is hereby made to that certain Amended and Restated Note Agreement dated as of January 1, 1992 (the "Agreement") by and among Oneida Ltd. (the "Company"), Allstate Life Insurance Company ("Allstate Life") and Pacific Life Insurance Company (together with Allstate Life, the "Purchasers"), as modified pursuant to that certain First Waiver to Amended and Restated Note Agreement dated as of January 1, 1992 (the "Waiver"). This First Amendment to Amended and Restated Note dated as of January 1, 1992 is hereinafter referred to as the "First Amendment."

         WHEREAS, the Company disclosed to the Purchasers in a letter and accompanying materials dated August 23, 2000 (the "Amendment Request") certain pre-tax restructuring charges in the amount of $32 million for the Fiscal Quarter ending July 29, 2000, and is anticipating taking an additional pre-tax restructuring charge in an amount not to exceed $7 million (collectively, the "Restructuring Charges") for the Fiscal Quarter ending October 28, 2000;

         WHEREAS, as a result of the Restructuring Charges recorded for the Fiscal Quarter ended July 29, 2000, the Company's Consolidated Net Worth at the end of such Fiscal Quarter was $115,544,000, in violation of Section 7.1 of the Agreement;

         WHEREAS, as a result of the Restructuring Charges recorded for the Fiscal Quarter ended July 29, 2000, the Company's Consolidated Leverage Ratio at the end of such Fiscal Quarter was 4.42 to 1.0, in violation of Section 7.2 of the Agreement;

         WHEREAS, the Company has requested that the Purchasers amend Section
7.1 and Section 7.2 of the Agreement to eliminate the effect of the Restructuring Charges; and

         WHEREAS, the Company recently completed acquisitions of Delco International Ltd. ("Delco"), Viners of Sheffield Limited ("Viners") and Sakura, Inc. ("Sakura"). The Company has requested that whenever the Agreement requires or permits the determination of the pro forma Consolidated EBITDA of Viners and Delco, the determination be made without regard to certain one-time non-operating charges totaling $4,800,000 recorded by Viners and Delco prior to their acquisition by the Company.

         It is therefore agreed that:

         1.       Definitions.

                  "Level" shall have the meaning ascribed to such term in the Bank Agreement as in effect on the date hereof and as reflected in the definition of Application Margin, which definition of "Applicable Margin" shall have the meaning ascribed to such term in the Bank Agreement as in effect on the date hereof and as set forth on Exhibit A attached hereto. All defined terms used in the paragraph of the Bank Agreement which defines "Applicable Margin" and "Level" shall have the meanings ascribed to such terms in the Waiver and Amendment No. 1 to the Bank Agreement dated as of September 12, 2000. All defined terms used herein shall have the meanings assigned to such terms in the Agreement.

         2.       Pro forma Calculation.

                  Whenever the Agreement requires or permits the determination of the pro forma Consolidated EBITDA of Viners and Delco for the periods prior to their acquisition by the Company, the Purchasers hereby agree that such determination may be made without regard to (a) a $1,800,000 pre-tax non-recurring employee bonus incurred by Viners in its fiscal quarter ending April 30, 2000 and (b) a total of $3,000,000 in pre-tax non-recurring employee bonus and employee compensation charges incurred by Delco in its fiscal quarter ending July 31, 2000.

         3.       Amendments.

                  (a) Section 1.1(a) of the Agreement is hereby deleted and the following inserted in lieu thereof:

                                    1.1 Description of Notes. (a) This Amended
                           and Restated Note Agreement (the "Agreement") amends and restates that certain Note Agreement dated as of January 1, 1992, the notes issued thereunder between the Company and the Purchasers named therein, and shall not constitute a novation of such Note Agreement or all or any portion of the indebtedness evidenced thereby. The Company has authorized the issuance and sale of $30,000,000 aggregate principal amount of its Senior Notes (the "Notes"), to be dated the date of issuance. The Notes shall bear interest from such date of issuance at the rate of:

                                              (i) 8.52% per annum commencing
                           July 15, 1992 up to and including September 11, 2000 and

                                              (ii) 9.02% per annum from
                           September 12, 2000 until the earlier of:

                                                     (a) the date or dates, as
                                            the case may be, of any increase in
                                            the Level in which case the rate of
                                            interest will increase on such date
                                            to an amount equal to the sum of the
                                            then existing interest rate plus the
                                            amount of such increase in the
                                            Level; or

                                                     (b) the date or dates, as
                                            the case may be, of a decrease in
                                            the Level in which case the rate of
                                            interest will decrease on such date
                                            to an amount equal to the then
                                            existing interest rate minus the
                                            amount of such decrease in the
                                            Level, provided that (i) in no event
                                            shall the interest rate fall below
                                            8.52% and (ii) the Company provides
                                            evidence to the Purchasers
                                            satisfactory to the Purchasers that:

                                                              (1) the Banks have
                                                     not received further
                                                     compensation in any form as
                                                     a result of any such
                                                     reduction in the Level, (2)
                                                     the Consolidated Leverage
                                                     Ratio is, as of the date of
                                                     the immediately preceding
                                                     Fiscal Quarter, in
                                                     compliance with Section 7.2
                                                     as amended herein and (3)
                                                     no Event of Default exists,
                                                     or

                                                     (c) maturity.

                           All such interest payments shall be payable semi-annually on the fifteenth day of July and January of each year, and at maturity, and shall bear interest on overdue principal (including any overdue required or optional prepayment), premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the greater of (a) the rate of interest publicly announced by The Chase Manhattan Bank (or its successors or assigns) as its "prime rate" plus one percent (1%) or (b) 10.52% per annum, to be expressed to mature on January 15, 2002 and to be substantially in the form attached as Exhibit A. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account or other person on whose behalf you are purchasing Notes. You are sometimes referred to herein as a "Purchaser" and, together with the other Purchaser, as the "Purchasers." The obligations of the Company hereunder and under the Notes shall be guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guarantees.

                  (b) Section 5.1 of the Agreement shall be amended by deleting therefrom the following definition of "Consolidated EBITDA" and inserting in lieu thereof the following:

                           Consolidated EBITDA - For any period, Consolidated
                  Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, and (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, all as determined on a consolidated basis; provided that (y) in determining Consolidated EBITDA of the Company and its Restricted Subsidiaries (i) for any period that includes the Fiscal Quarter ending October 30, 1999, there shall also be added to Consolidated Net Income the sum of $8,500,000, representing pre-tax extraordinary and non-recurring charges incurred in such quarter, (ii) for any period that includes the Fiscal Quarter ending July 29, 2000, there shall be added to Consolidated Net Income the sum of $32,000,000, representing pre-tax extraordinary and non-recurring charges incurred in such quarter, and (iii) for any period that includes the Fiscal Quarter ending October 28, 2000, there may be added to Consolidated Net Income pre-tax extraordinary and non-recurring restructuring charges incurred in such quarter in an amount not to exceed $7,000,000, and (z) for purposes of calculating Consolidated EBITDA of the Company and its Restricted Subsidiaries for any period, the Consolidated EBITDA of any Person acquired by the Company or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (i) have been previously provided to the holders of the Notes and
                  (ii) either (A) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (B) have been found acceptable by the holders of the Notes.

                  (c) The following language is inserted as Section 6.16 of the Agreement:

                           6.16 Level Increases. The Company shall notify the Purchasers in writing within five (5) days of (a) any increase in the Level from that which is in effect on September 12, 2000, including any increase from Level 6 (as defined in the Bank Agreement) to Level 7 (as defined in the Bank Agreement) and (b) any other compensation requested by the Banks.

                  (d) Section 7.1 of the Agreement is hereby deleted and the following inserted in lieu thereof:

                           7.1 Consolidated Net Worth. As of the last day of any
                  Fiscal Quarter, the Company will not permit Consolidated Net Worth of the Company and its Restricted Subsidiaries to be less than the sum of (i) $110,000,000, plus (ii) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries (which for the purposes of this covenant shall not be reduced by losses) for the Fiscal Year ending January 27, 2001 and for each Fiscal Year thereafter.

                  (e) Section 7.2 of the Agreement is hereby deleted and the following inserted in lieu thereof:

                           7.2 Leverage Ratio. The Company will not permit the
                  Consolidated Leverage Ratio of the Company and its Restricted Subsidiaries to be greater than (i) 3.0 to 1.0 as of the last day of the Fiscal Quarter ending April 29, 2000, (ii) 3.60 to
                  1.0 as of the last day of the Fiscal Quarter ending October 28, 2000, (iii) 3.10 to 1.0 as of the last day of the Fiscal Quarters ending January 27, 2001 and April 28, 2001, and (iv) 3.0 to 1.0 as of the last day of each succeeding Fiscal Quarter.

         3.       Representations and Warranties.

                  (a) In order to induce the Purchasers to enter into this First Amendment, the Company confirms that (i) each of the representations and warranties set forth in the Agreement is true and correct as of the date hereof, (ii) to the extent such representation or warranty is stated to relate solely to an earlier date, such representation or warranty was true and correct as of such earlier date, and that (iii) no Event of Default (which has not been cured pursuant to amendments made hereunder) has occurred and is continuing.

                  (b) The Company represents and warrants that the information set forth in the Amendment Request (a copy of which is attached hereto as Exhibit A) is true and correct in all material respects.

                  (c) The projected financial statements for the Company and its Restricted Subsidiaries dated August 23, 2000 delivered to the Purchasers in connection with this First Amendment were prepared by the Company in good faith and on the basis of the best information available at that time and on the assumptions stated therein, which assumptions the Company believes to be reasonable.

         4.        Counterparts.

         This First Amendment may be executed by the parties hereto individually, or in any combination of the parties hereto in several counterparts, all of which taken together shall constitute one and the same First Amendment.

         5.       Conditions to Effectiveness.

         The effectiveness of the Purchasers' agreement to this First Amendment is subject to the satisfaction on or prior to the date hereof of each of the following conditions:

                  (a) Delivery to the Purchasers of copies of this First Amendment executed by the Company.

                  (b) The Company shall have paid to the Purchasers fees and expenses of counsel to the Purchasers.

                  (c) Delivery by the Company of a duly executed copy of that certain Waiver and Amendment No. 1 to Credit Agreement among the Company, The Chase Manhattan Bank and various lenders party thereto dated as of September 12, 2000.

                  (d) The Purchasers shall have received a Subsidiary Guarantee and a Subordination Agreement executed and delivered by Encore Promotions, Inc., Delco, Viners and Sakura (collectively, the "New Guarantors").

                  (e) The Purchasers shall have received such documents and certificates as the Purchasers or their counsel may reasonably request relating to the organization, existence and good standing of each New Guarantor, the authorization of the Subsidiary Guarantee and Subordination Agreement, the incumbency of the officers executing any documents on behalf of the New Guarantors, any other legal matters relating to each New Guarantor or this First Amendment, all in form and substance satisfactory to Purchasers and their counsel.

                  (f) Each of the existing Guarantors shall have executed and delivered to the Purchasers the Consent of the Guarantors attached to this First Amendment.

         6. New Notes. The Company hereby agrees to issue to Purchasers a new note which reflect the terms and provisions of this First Amendment if the Purchasers request such new note, and any further documentation requested by the Purchasers executed or delivered in connection therewith.

         7.       Ratification and Acknowledgment.

         All of the representations, warranties, provisions, covenants, terms and conditions of the Agreement shall remain unaltered and in full force and effect the Agreement is in all respects agreed to, ratified and confirmed by the Company. The Company acknowledges and agrees that the amendments provided in the First Amendment shall not be construed as establishing a course of conduct on the part of the Purchasers upon which the Company may rely at any time in the future.

         8.       Reference to and Effect on the Agreement.

         Except as amended by this First Amendment, all the provisions of the Agreement remain in fully force and effect from and after the date hereof, and the Company ratifies and confirms the Agreement and each of the documents executed in connection therewith. Upon the effectiveness of this First Amendment, each reference in the Agreement and in other documents describing or referencing the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified by this First Amendment.

         Dated as of this 24 day of October, 2000.


                                   ONEIDA LTD.

                                   By: /s/ PETER J. KALLET
                                       -------------------
                                   Its: CEO


                                   ALLSTATE LIFE INSURANCE COMPANY

                                   By: /s/ PATRICIA W. WILSON
                                       ----------------------

                                   By: /s/ DANIEL C. LEIMBACH
                                       ----------------------
                                       Authorized Signatories


                                   PACIFIC LIFE INSURANCE COMPANY

                                   By: /s/ CATHY SCHWARTZ
                                       ------------------
                                   Its: Assistant Vice President

                                   By: /s/ DIANE W. DALES
                                       ------------------
                                   Its: Assistant Secretary

                              CONSENT OF GUARANTORS


         Each of the undersigned is a party to a Subsidiary Guarantee Agreement and is a Guarantor of the obligations of the Company under the Agreement referred to above. Each of the undersigned Guarantors hereby (a) consents to the foregoing First Amendment, (b) acknowledges that notwithstanding the execution and delivery of the foregoing First Amendment, the obligations of each of the undersigned Guarantors are not impaired or affected and the Subsidiary Guarantee Agreement continues in full force and effect, and (c) ratifies the Subsidiary Guarantee Agreement.

         IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 24 day of October, 2000.


                                       BUFFALO CHINA, INC.

                                       By: /s/ GREGG R. DENNY
                                          -------------------
                                       Name:
                                            ---------------------------------
                                       Title: Vice President

                                       THC SYSTEMS INC.

                                       By: /s/ PETER J. KALLET
                                          --------------------
                                       Name:
                                            ---------------------------------
                                       Title: CEO

                                    EXHIBIT A

         Excerpt from the Bank Agreement(1) defining "Applicable Margin"

                  "Applicable Margin means for any day, with respect to any Loans, the Applicable Margin (expressed in terms of basis points (bps)) as determined according to the applicable level ("Level") as indicated by the following grid, with such Level to be determined on the basis of the Consolidated Leverage Ratio of Borrower and its consolidated Subsidiaries as of the last day of each Fiscal Quarter of the Borrower as reflected on the financial statements for such Fiscal Quarter delivered by the Borrower pursuant to Section 5.01(b):


---------------------------------------------------------------------------------------------------------------------
                                 Level 1      Level 2     Level 3     Level 4     Level 5     Level 6     Level 7
---------------------------------------------------------------------------------------------------------------------
Consolidated Leverage
Ratio                           [ ]2.00      [ ]2.25     [ ]2.50     [ ]2.75     [ ]3.00     [ ]3.25      > 3.25
---------------------------------------------------------------------------------------------------------------------
Eurodollar Margin (bps)          100.0        125.0       150.0       175.0       200.0       250.0       300.0
---------------------------------------------------------------------------------------------------------------------
ABR Margin (bps)                 0.0          0.0         25.0        50.0        75.0        125.0       175.0
---------------------------------------------------------------------------------------------------------------------



                  provided that (i) during the period from the Closing Date through and including September 11, 2000, the Applicable Margin shall be based on Level 2, (ii) during the period from September 12, 2000 through and including the date on which Borrower delivers the financial statements under Section 5.01(b) for the Fiscal Quarter ending January 27, 2001, the Applicable Margin shall be based on Level 6, unless the financial statements delivered for the Fiscal Quarter ending October 28, 2000 require the Applicable Margin to be increased to Level 7 at that time, and (iii) if the Borrower shall have failed to deliver the financial statements required by Section 5.01(b) when due (without giving effect to any grace period or notice requirement) or there shall have occurred an Event of Default which has not been waived in the manner provided in
                  Section 9.02 hereof, the Applicable Margin shall immediately be adjusted to Level 7 until such time delivery of such financial statements shall have been made or the Event of Default shall have been cured or waived, as the case may be. Each change in the Applicable Margin shall be effective on the first Business Day following delivery of the most recent financial statements pursuant to Section 5.01(b) subject to the proviso set forth in the preceding sentence."



--------------------
(1) Section 4.1 of Waiver and Amendment No. 1 to Credit Agreement dated as of September 12, 2000 by and among the Guarantor, The Chase Manhattan Bank, and various banks party thereto.